UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 11, 2016
Date of Report (Date of earliest event reported)

REALBIZ MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34106	11-3820796

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 W. Passaic Street, Suite 301, Rochelle Park, NJ	07662

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	888-732-5249

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02   Election of Directors; Appointment of Principal Officers.

Departure of Directors or Principal Officers

Effective April 11, 2016, each of Donald P. Monaco, William Kerby, Douglas Checkeris and Pasquale M. LaVecchia resigned as directors. None of Messrs’ Monaco, Kerby Checkeris or LaVecchia’s resignations were because of any disagreements with us on matters relating to our operations, policies, and practices. Mr. Kerby also resigned his position as corporate secretary.

Appointment of Directors

On April 12, 2016, our board of directors appointed Thomas Grbelja, Warran Kettlewell and Mike Craig as directors to fill vacancies which existed on the board of directors resulting from the resignations of Messrs. Monaco, Kerby, Checkeris and LaVecchia on April 11, 2016.  Pursuant to our bylaws, vacancies may be filled by a vote of the remaining directors.

Mr. Grbelja currently serves as our Chief Financial Officer. In addition, Mr. Grbelja purchased 200,000 units (“Units”) in our November 2015 private placement for $10,000. Each Unit consisted of one share of common stock and a 1-year warrant to purchase 1 share of common stock at an exercise price of $0.05 per share.

Mr. Kettlewell has voting investment and control of Cardar Investments Ltd., a current beneficial owner of more than 5% of our common stock. In addition, Cardar Investments purchased 1.5 million Units in our November 2015 private placement for $75,000.

Mr. Craig purchased 300,000 Units in our November 2015 private placement for $15,000. Mr. Craig was previously one of our directors from May 2014 to February 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.
(Registrant)

Date: April 15, 2016
	By:	/s/ Alex O. Aliksanyan
Alex O. Aliksanyan
Chief Executive Officer

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